Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Oncternal Therapeutics, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-222268, 333-221040, 333-204932, 333-201132 and 333-197911) and Forms S-8 (Nos. 333-233288, 333-223742, 333-210220, 333-208744, 333-188377, 333-165507, 333-149661, 333-136527, 333-118882 and 333-112576) of Oncternal Therapeutics, Inc. and subsidiaries (the “Company”) of our reports dated March 16, 2020, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO USA, LLP

San Diego, California

March 16, 2020